Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-162217) of América Móvil, S.A.B. de C.V., the Registration Statement on Form F-3 (No. 333-162217) of Radiomóvil Dipsa, S.A. de C.V. and in the related prospectus’ of our reports dated April 1, 2010, with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V. and subsidiaries, and the effectiveness of internal control over financial reporting of América Móvil, S.A.B. de C.V., included in this Annual Report (Form 20-F) for the year ended December 31, 2009.

Mancera, S.C.

A member practice of

Ernst & Young Global

/s/ Omero Campos Segura

C.P.C. Omero Campos Segura

Mexico City, Mexico

May 25, 2010